Exhibit 10.29

JOINT DEVELOPMENT AGREEMENT

THIS AGREEMENT, effective this 23 day of March, 2004 (“Effective Date”), between

Nanophase Technologies Corporation

1319 Marquette Drive

Romeoville, Illinois 60446

(hereinafter “NTC”)

and

Altana Chemie AG

Abelstrasse 45

46483 Wesel

Germany

(hereinafter “Altana”)

WHEREAS, Altana develops, produces and sells additives for paints and plastics in the coatings and plastics industry, products for coatings and sealants for the packaging and coil industry, and compounds and varnishes in the electrical insulation business, and Altana has an interest in developing improvements and new products related thereto; and

WHEREAS, NTC has manufacturing and technical capabilities for the production of nanocrystalline metal oxide particles, coated and dispersed nanocrystalline metal oxides and surface treated nanocrystalline metal oxide particles; and

WHEREAS, concurrently with this Agreement, Altana has entered into a Stock Purchase Agreement with NTC under which Altana has purchased for $10 million an equity ownership position in NTC in support of Altana’s strategic objective of obtaining exclusive access to emerging nanotechnologies and commercial supply of Nanomaterials important to Altana’s growth; and

WHEREAS, NTC and Altana wish both to engage in a program to develop improvements and new products involving application of nanomaterials in the Field of Application (as defined in Article 1.3 below), and to enter into exclusive supply arrangements for Altana’s purchase of such nanomaterials from NTC, as described below.

NOW THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Altana and NTC agree as follows:

Article 1. Definitions

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1	“Technology” shall mean any discovery, invention, know-how, trade secret, formulation or other works, technical information or data, together with any and all patent rights associated therewith.

1.2	“Technology Development” shall mean any development or modification in or to the Technology, whether patentable or not, conceived or developed in connection with a Specific Development Project (as defined in Article 2.2 below).

1.3	“Field of Application” shall mean, individually and collectively, Nanomaterials for use or usable directly or indirectly in:

(a) paints, coatings and inks (for example, general industrial coatings, architectural coatings, coil coatings, printing inks, automotive OEM and refinish coatings, wood coatings, consumer goods packaging coatings and coatings for electrical insulation applications; such paints, coatings and inks being based on any technology, including without limitation solvent-based coatings, water-based coatings, powder coatings, UV/EB curable coatings, one-component coatings and two-component coatings);

(b) polymers and plastics (for example, thermoset applications, PVC, and other thermoplastics);

(c) overprint varnishes, closure compounds and can end sealants for packaging applications; and

(d) varnishes, compounds and sealants for electrical insulation applications.

The Field of Application does not include:

(w) applications involving thermal spray, cosmetics, personal care, antimicrobials in pressure-treated wood, applications for dielectrics and other electronic applications other than industrial permanent coatings;

(x) NTC’s future sale to any customer (and its affiliates) of one hundred (100) kilograms or less during any twelve (12) month period of Nanomaterials for use in the Field of Application with specifications the same as or similar to those products depicted in the product catalogues posted on NTC’s website at www.nanophase.com;

(y) for a transition period of one hundred twenty (120) days after the Effective Date of this Agreement (the “Transition Period”), NTC’s sales to, or on-going work with, any customer to whom NTC has supplied Nanomaterials for potential uses within the Field of Application before the Effective Date of this Agreement (together with its affiliates, a “Pre-Existing Customer”), provided that NTC and Altana will jointly formulate a transition plan for each Pre-Existing Customer identifying the party primarily responsible for managing and communications with each such Pre-Existing Customer within the Field of Application; or

(z) after the Transition Period, NTC may continue to sell Nanomaterials for use in the Field of Application (i) having an aggregate sales price of not more than Thirty Thousand Dollars ($30,000) to any Pre-Existing Customer during any twelve (12) month period and not more than Two Hundred Fifty Thousand Dollars. ($250,000) in the aggregate to all such Pre-Existing Customers during any such period, provided that NTC has used during the Transition Period and uses after the Transition Period reasonable efforts to transition such Pre-Existing Customers to Altana; and (ii) to one (1) Pre-Existing Customer (a paint company whose identity NTC will make reasonable efforts to obtain the customer’s consent to disclose to Altana), with such sales limited to Nanomaterials consisting of water-based dispersions of zinc oxide for use only in paint to be sold to the discount retail home do-it-yourself market in the U.S., provided that, despite NTC’s reasonable efforts, such Pre-Existing Customer declines any transition to Altana.

The customers to which NTC may sell Nanomaterials under Article 1.3(z) shall not, in any event, (i) be known by NTC to be competitors of Altana or (ii) based outside the United States. As to sales made pursuant to Article 1.3(x)-(z), NTC shall, except to the extent prohibited by a confidentiality agreement in effect on the Effective Date, disclose quarterly to Altana in writing such sales by amount, purchaser, Nanomaterial and the application to which NTC anticipates the customer will put the Nanomaterials within the Field of Application.

The parties further agree that, if any potential commercial use of Nanomaterials within the Field of Application arises in which NTC has an opportunity to participate, including business that NTC offers to transition to Altana pursuant to Article 1.3(y) or 1.3(z), but in which Altana expresses no interest within sixty (60) days after NTC notifies Altana of the potential use, that potential use shall be deemed to be outside the Field of Application.

1.4	“Nanomaterial-based Products” shall mean products in the Field of Application (unless otherwise specifically provided herein), including those described in Article 1.3(a)-(d), which consist solely of or contain Nanomaterials. The products may be additives, coatings, paints, varnishes, compounds, sealants or the like containing the Nanomaterials or, if the Nanomaterials can be sold by Altana without mixing into additives, coatings, etc., the Nanomaterials themselves as prepared by NTC.

1.5	“Nanomaterials” shall mean all materials produced or capable of being produced by NTC during the Term of this Agreement.

1.6	“NTC’s Patents” shall mean any and all technology and know-how disclosed, taught, suggested or claimed in:

(a) United States Patent Nos. 6,669,823; 6,416,818; 6,033,781; 5,993,967; 5,460,701; 5,514,349; 5,874,684; 5,128,081; 5,320,800; and any patents and/or applications which are continuations, continuations in part, divisionals, re-examinations or reissues of these U.S. Patents, including any related patents issued by governments other than the United States;

(b) pending United States Patent Applications Nos. 09/726,686; 10/174,955; 10/287,144; 10/047,552; 10/357,941; 10/368,941; 10/452,736; 10/658,178; and any subsequently issued patent and/or applications which are continuations, continuations in part, divisionals, re-examinations or reissues of those U.S. Patent Applications, including any related patents issued by governments other than the United States; and

(c) any other patent applications for uses within the Field of Application that NTC files before or after the Effective Date of the Agreement.

The foregoing patents and any enhancements or improvements thereof are intellectual property as defined by U.S. Code Title 11, Section 101 et seq. and shall be treated as such.

1.7	“Target Price” shall mean the price per kilogram of Nanomaterial at which the parties contemplate (before commencing the given Specific Development Project) NTC selling to Altana and Altana purchasing from NTC reasonable commercial volumes of the particular Nanomaterial that the parties seek to obtain through a given Specific Development Project (as defined in Article 2.2 below) and as set forth in the Specific Development Project Agreement. The principles by which the Target Price shall be set are set forth in Exhibit A hereto.

Article 2. Scope of Development Program

2.1

Initiation of Development Program. During the Term of this Agreement, Altana will inform NTC of specific technical features of certain Nanomaterials which Altana wishes NTC to develop or modify through a cooperative development project with NTC. Altana and NTC will discuss the technical approaches which might be utilized in order to achieve the desired technical features. The parties may agree to embark on one or more specific development projects wherein each party shall use its reasonable efforts to achieve the desired technical features (each, a “Specific Development Project” and collectively, the “Development Program”). Before conducting any work under the Development Program, the parties will agree upon an initial Specific Development Project (as defined in Article 2.2 below). Altana and NTC subsequently may undertake one or more additional Specific Development Projects during the Term of this Agreement.

2.2	Specific Development Project. Each Specific Development Project agreed upon by the parties shall be memorialized in a written agreement, signed by the parties before starting work on the Specific Development Project. The agreement will include a description of:

(a) the goals and objectives of the Specific Development Project;

(b) the milestones by which progress in achieving the goals and objectives will be measured;

(c) the anticipated timing of both each milestone and the parties’ periodic mutual assessment of the Project;

(d) the Target Price;

(e) the resources each party will provide to the Project (e.g., personnel, equipment, materials, etc.); and

(f) the reasonably negotiated allocation between Altana and NTC of the cost of the respective resources each party provides to the Project and funding for the Project; whereby the parties expect that each party shall bear its own costs and only in the following circumstances will Altana be requested to bear more than the cost of its own employees, their travel expenses and its other internal costs, such as laboratory costs: (i) where the duration of the Project is expected to be greater than twelve (12) months; (ii) where NTC has to purchase additional equipment to carry out the Project; or (iii) where NTC has to hire additional personnel to carry out the Project.

The parties contemplate that, in connection with each Specific Development Project, NTC will provide Altana with certain samples and other information, and Altana will evaluate those samples and information. Altana shall report to NTC on the results of Altana’s evaluations. Upon achieving the technical features sought through the Project, NTC will notify Altana whether NTC expects to be able to produce the Nanomaterials resulting from the Specific Development Project for a sales price at or within ten percent (10%) of the Target Price.

2.3	Project Cooperation and Coordination. Altana and NTC agree to use their commercially reasonable efforts to cooperate with one another and work together, with the involvement of their respective senior management, to formulate Specific Development Projects that will lead to co-development of products in the Field of Application. The parties’ cooperation will include:

(a) communicating clearly and openly about contemplated applications and expected commercial acceptance and results;

(b) forming joint teams to formulate specific goals and milestones for customer-focused product solutions;

(c) exchanging quarterly written reports setting forth each party’s progress to date, including in relation to the initial milestones, estimated time necessary to conclude the Specific Development Project, an estimate of the likelihood of success and any modification of the sales price in relation to the Target Price;

(d) holding quarterly meetings, shortly after each party’s receipt of the other party’s report described in Article 2.3(c); and

(e) integrating each party’s resources and capabilities (e.g. personnel) to achieve customer acceptance of the resulting products in the Field of Application.

2.4	Exclusivity.

2.4 (a)	NTC agrees to work exclusively with Altana in the development of products in the Field of Application and not to (i) sell any Nanomaterials or Nanomaterial-based Products or (ii) license any Technology, which in either such case (i or ii) is used or NTC believes may be used in the Field of Application, except with respect to Altana.

2.4 (b)	NTC agrees to offer to Altana any product which NTC believes may be used in the Field of Application, whether or not developed pursuant to this Agreement, but solely for use in the Field of Application. If Altana expresses no interest in such product within sixty (60) days after NTC offers the product to Altana, such product shall be deemed to be outside the Field of Application. If Altana expresses an interest in such product, the product shall be deemed subject to Article 2.4(c).

2.4 (c)	Altana agrees to purchase exclusively from NTC (as provided in the relevant Supply Agreement) Nanomaterials developed by NTC pursuant to a Specific Development Project.

2.4 (d)	Altana agrees not to work with other companies to develop or purchase products to substitute Nanomaterials developed under a Specific Development Project and sold to Altana by NTC (as provided in the relevant Supply Agreement).

Article 3. Future Supply

If any Specific Development Project undertaken in connection with the Development Program results in the development of one or more commercially viable Nanomaterials, the parties will enter into a supply agreement (the “Supply Agreement”) having an initial term of at least three (3) years and a price at or within ten percent (10%) of the Target Price and customary terms, including those set forth in Exhibit B hereto.

Article 4. Ownership of Technology and Technology Developments

4.1	Previously Developed Technology. All Technology owned or controlled by either party to this Agreement before the Effective Date, or developed or acquired by that party independent of activities undertaken in connection with the Development Program, shall remain in the ownership and/or control of that party or its assignee, licensee or other designee.

4.2	Protection of Subsequent Technology Developments

4.2 (a)	The parties shall meet regularly, at least once every three (3) months. At or prior to the meeting, (i) NTC shall disclose to Altana all Technology Developments which are a result of a Specific Development Project undertaken in connection with the Development Program, and (ii) Altana shall disclose to NTC the results of its analysis and application of NTC’s Technology Developments as Altana believes will be helpful in pursuing the Specific Development Project. Such meetings may be held concurrently with the parties’ periodic mutual assessment of a Specific Development Project.

4.2(b)	Altana shall have exclusive worldwide ownership rights in Technology Developments, including any trade secrets, patents and patent applications relating thereto and directed to Nanomaterial-based Products (hereinafter “Altana’s Interests”). Altana, at its sole discretion and expense, will have the right (except as limited below) to prepare, file and prosecute patent applications directed to Nanomaterial-based Products, which are a result of a Specific Development Project. However, Altana shall not have any ownership rights in or be entitled to prepare, file or prosecute any such patent applications which include or are based upon:

(i)	the methods or processes by which the Nanomaterials are manufactured;

(ii)	the composition of the Nanomaterials; or

(iii)	any products in areas other than the Field of Application.

Nothing herein shall give Altana any ownership rights with respect to any technology or know-how disclosed in NTC’s Patents.

4.2 (c)	NTC shall have exclusive worldwide ownership rights in Technology Developments, including any patents and patent applications relating thereto or directed to any methods, processes or the composition of the Nanomaterials and any products in areas other than the Field of Application (hereinafter “NTC’s Interests”), subject to the rights licensed to Altana pursuant to Article 5 below. NTC, at its sole discretion and expense, will have the right to prepare, file and prosecute patent applications directed to any Technology Development it develops and is not allocated to Altana pursuant to Article 4.2(b) above.

4.2 (d)	If either party abandons any patent application that it files pursuant to this Agreement (the “Abandoning Party”), the other party (the “Non-Abandoning Party”) may, by written notice to the Abandoning Party, elect to continue prosecuting the patent application at the Non-Abandoning Party’s sole expense. If the Non-Abandoning Party so elects, the Abandoning Party agrees to and does hereby irrevocably assign to the Non-Abandoning Party all of the Abandoning Party’s right, interest and title in and to its abandoned patent application and any patents subsequently issued in connection with its abandoned patent application, at no cost to the Non-Abandoning Party.

4.2 (e)	Each party shall promptly notify the other party, in writing, of its intent to pursue or abandon patent protection as set forth under Articles 4.2(b) or 4.2(c) above. The parties agree to cooperate with respect to the preparation of any patent applications. A party’s notification of its intent to pursue such patent protection shall itself constitute Proprietary Information. Either party may, in its sole discretion, determine not to pursue patent protection and instead to keep the subject Technology Development a trade secret. Such decision shall not constitute an abandonment.

4.2 (f)	The parties agree to execute any assignments required to provide the exclusive ownership rights referred to in Articles 4.2(b) and 4.2(c) above.

4.2 (g)	Each party shall bear the costs associated with the maintenance and enforcement of patent applications and patents relating to its Interests.

4.2 (h)	The pursuit of patent protection on any Technology Development shall be subject to the provisions concerning Proprietary Information in Article 6 below.

Article 5. Reservation of Rights and Licenses

5.1	Altana License. Altana agrees to grant and does hereby grant to NTC a royalty-free, world-wide, non-exclusive right and license under Altana’s Interests, to (a) make, use and sell Nanomaterial-based Products for use in areas other than the Field of Application, and (b) make Nanomaterial-based Products for sale to Altana.

5.2	Further Rights. NTC agrees to grant and does hereby grant to Altana the following rights, exercisable by Altana only upon the happening of the events stated below:

(a) an exclusive, royalty-bearing, world-wide license from NTC to make, use, develop and sell Nanomaterials in the Field of Application under NTC’s patents, with such license bearing a royalty payable by Altana to NTC for a period of ten (10) years after the date of exercise, and such royalty, in the amount of ten percent (10%) of the per kilogram price of the Nanomaterials made, used or sold by Altana in the Field of Application, paid to NTC on a quarterly basis, accompanied by a written report of the quantity of Nanomaterials made, used or sold by Altana each month. The royalty shall be based on (i) the net sales price, if the Nanomaterials are sold as a separate product in the market, (ii) if (i) does not apply, then the lower of the Target Price or the actual price as set forth in the Supply Agreement, or (iii) if neither (i) nor (ii) applies, then Altana’s manufacturing cost including the cost of material;

(b) an option to purchase such available equipment in NTC’s possession as Altana may reasonably require to exercise its rights under the license, with the purchase price of the equipment being its fair market value based on replacement cost; and

(c) an option to have NTC make available to Altana the reasonable services of appropriate NTC personnel to provide technical assistance to Altana under the licensed patents, with Altana paying for such services at the rate of One Thousand Five Hundred Dollars ($1,500) per day for each NTC employee or contractor providing such technical assistance to Altana, together with each such person’s reasonable travel, lodging, meals and other expenses.

Altana may exercise its rights set forth in Article 5.2(a) only if, apart from a Force Majeure Occurrence as set forth in Article 11.14, NTC has failed to fulfill, and continues to fail to fulfill, one or more of its obligations under a Supply Agreement or under this Agreement in a material respect for more than sixty (60) days after notice from Altana specifying said failure. For purposes hereof, such the failure to supply Altana at least seventy-five percent (75%) of Altana’s orders properly submitted pursuant to a Supply Agreement shall be such a failure. Altana may exercise its rights set forth in Article 5.2(b) and (c) only if NTC has failed to fulfill, and continues to fail to fulfill, one or more of its obligations under a Supply Agreement or under this Agreement in a material respect for more than ninety (90) days after notice from Altana specifying said failure. For purposes hereof, such failure to supply Altana at least twenty-five percent (25%) of Altana’s orders properly submitted pursuant to a Supply Agreement shall be such a failure. For purposes of this Article, an order shall be deemed not to have been properly submitted if it does not comply with forecast procedures or exceeds quantity limits set forth in the respective Supply Agreement.

Article 6. Proprietary Information

6.1	Basic Obligation. In the course of dealing with each other under this Agreement, including carrying out the Development Program, Altana and NTC may be given access to or come in contact with each other’s proprietary or confidential information which, if used by the Receiving Party (as defined in Article 6.2 below) or disclosed to a third party would be highly detrimental and damaging to the Disclosing Party (as defined in Article 6.2 below). Accordingly, the parties hereby assure each other that they will keep any such information in confidence and hereby agree to comply with the provisions below.

6.2	Definitions. For the purpose of this Agreement, the indicated terms shall have the following meanings: “Disclosing Party” means a party to this Agreement who supplies Proprietary Information (as hereinafter defined) to the other party to this Agreement; “Receiving Party” means a party to this Agreement who receives Proprietary Information (as hereinafter defined) from a Disclosing Party; and “Proprietary Information” means information in any form, tangible or intangible, which may be disclosed by a Disclosing Party to a Receiving Party, which is nonpublic, proprietary, a trade secret or confidential in nature. If a Disclosing Party furnishes samples, software or equipment to the Receiving Party, the items so received and any information learned therefrom shall be treated as Proprietary Information under this Agreement. Proprietary Information disclosed by a Disclosing Party to a Receiving Party shall be identified in writing or other tangible form at the time of disclosure, or within thirty (30) days of non-written disclosure, as the Proprietary Information of the Disclosing Party.

6.3	Permitted Uses. Proprietary Information disclosed by the Disclosing Party to the Receiving Party shall be used by the Receiving Party only in connection with the Development Program or to facilitate a mutually acceptable and beneficial business relationship with the Disclosing Party (“Purpose”).

6.4	Results of Evaluation. Within thirty (30) days of completing any evaluation, NTC will make available to Altana the results of such evaluation. The results of the evaluation may not be used in the Field of Application or disclosed without the consent of Altana, provided that NTC may disclose publicly the existence of any new Nanomaterials it develops.

6.5	Information Held in Confidence. The Receiving Party, on behalf of itself and its employees and agents, agrees to retain the Proprietary Information received from the Disclosing Party in strict confidence and exercise reasonable steps to safeguard the confidentiality of such Proprietary Information. Further, the Receiving Party shall neither disclose nor use the Disclosing Party’s Proprietary Information in a manner other than the Purpose for a period starting from the Effective Date and ending three years after termination of this Agreement.

6.6	Exceptions. This Agreement shall not affect the Receiving Party’s rights to use or disclose information which is:

(a) in the public domain at the time it is disclosed under this Agreement;

(b) subsequently published or publicly disclosed by persons other than NTC or Altana (and not directly or indirectly provided to such persons by NTC or Altana);

(c) acquired by the Receiving Party from a third person having no obligation of confidentiality to the Disclosing Party;

(d) known to the Receiving Party at the time of disclosure;

(e) developed independently by or on behalf of the Receiving Party, without relying upon or using any Proprietary Information of the Disclosing Party;

(f) compelled by law to be disclosed by the Receiving Party, provided that the Receiving Party shall use its best efforts to give the Disclosing Party at least ten (10) days prior written notice of such legally compelled disclosure;

(g) necessary for the Receiving Party to file patent applications directed to its Interests as provided in Articles 4.2(b) and 4.2(c) above, and consistent with the notification requirements of Articles 4.2(d) and 4.2(e) above; or

(h) approved for disclosure by the Receiving Party through the Disclosing Party’s written authorization prior to the Receiving Party’s disclosure.

The Receiving Party shall have the burden of establishing its prior knowledge or independent development in accordance with Article 6.6(d) and (e), in each case by competent written proof,

6.7	Publicly Available Information. For purposes of Article 6.6, Proprietary Information supplied by a Disclosing Party to a Receiving Party pursuant to this Agreement shall not be deemed to be publicly available or in the possession of a Receiving Party merely because it encompasses general disclosures or combinations that are publicly available, or in the prior possession of the Receiving Party.

6.8	Disclosure to Affiliates. Altana may disclose NTC’s Proprietary Information to its parent company, subsidiary or affiliated companies, provided that each such entity first provides to NTC its written agreement to be bound by the terms of Articles 4, 6 and 8 of this Agreement. Said companies shall have the right to use NTC’s Proprietary Information on the same terms, conditions and limitations as are set forth in this Agreement.

Article 7. Representations and Warranties

Each party represents and warrants to the other as follows:

7.1	It owns or has rights to use its Proprietary Information and Technology and has the right to disclose it. To its knowledge, its Technology does not infringe upon the rights of any third party and no claims or proceedings have been brought or threatened alleging the invalidity in whole or in part of its Technology which is the subject of a patent.

7.2	It has taken all necessary actions on its part to authorize the execution, delivery and performance of its obligations undertaken in, this Agreement. This Agreement has been duly executed and delivered by and on its behalf and constitutes legal, valid and binding obligations enforceable against it in accordance with its terms.

7.3	It is duly organized, validly existing and in good standing under the law of the place of its organization.

7.4	The execution, delivery and performance of this Agreement: (i) do not conflict with or violate any applicable statute, law, rule or regulation; (ii) do not conflict with or violate any organizational, charter or internal governance document; (iii) do not conflict with or constitute a default under any contract, agreement or obligation applicable to it.

Article 8. Third Party Royalties

If a royalty or other compensation is required to be paid to permit Altana to market and sell any Nanomaterial-based Products anywhere in the world pursuant to this Agreement or a Supply Agreement by reason of Altana’s use of NTC’s Technology or NTC’s grant of rights to such Technology to a third party, NTC shall make said payment, without setoff against or reimbursement by Altana. Likewise NTC shall bear any transaction costs incurred in arranging for such rights. Such payments shall not be taken into account in setting the Target Price. NTC shall have no such obligation with respect to royalties or other compensation payable by reason of Altana’s Technology.

Article 9. Term and Termination

9.1	Initial and Renewal Term. This Agreement shall have an initial term (the “Initial Term”) of eight (8) years after the Effective Date. Thereafter, this Agreement shall automatically renew for successive one (1) year periods (each a “Renewal Period”) until either party terminates the Agreement by giving the other party three (3) months’ written notice before the expiration of the Term. The “Term,” as used in this Agreement, shall include the Initial Term and any Renewal Period.

9.2	Default. Upon default by either party of any material provision of either this Agreement or (unless otherwise specifically agreed) the parties’ agreement concerning any Specific Development Project, the non-defaulting party shall advise the defaulting party that it must cure said default within thirty (30) days. Failing such cure, the non-defaulting party may, without waiving any right of breach of contract, terminate this Agreement immediately upon its written notice.

Article 10. Dispute Resolution

10.1	Pre-Arbitration Efforts. The parties shall settle any dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”) using the procedure set forth in this Article.

10.1(a)	Either party may declare there to be a Dispute by so notifying the other party and submit the Dispute to the party’s Steering Committee (consisting of three (3) officers or managers designated from time to time by the party) for resolution.

10.1(b)	The members of the Steering Committee shall use their reasonable efforts to solve the Dispute. If the Steering Committee is nevertheless unable to resolve the Dispute within ten (10) business days after notifying the other party of a Dispute having been declared, either party may submit the Dispute to the CEOs of the parties.

10.1(c)	If the CEOs are unable to resolve the Dispute within an additional ten (10) business days, either party may submit the Dispute to arbitration.

10.2	Arbitration. Any Dispute not settled pursuant to Article 10.1 shall be decided by arbitration in accordance with the rules of the American Arbitration Associate (“AAA”) for International Arbitration in effect at the time the Dispute is submitted. To the extent such rules are inconsistent with this provision, this provision shall control.

10.2(a)	If the Dispute relates primarily to claims based on issues arising under Article 4 or 6, it shall be decided by one arbitrator who shall be an attorney licensed in the United States with not less than twelve (12) years of experience in litigation and intellectual property law in the chemical industry and shall be agreed to by the parties.

10.2(b)	If the Dispute, if decided fully in favor of one party would reasonably be expected to result in an award of Five Hundred Thousand Dollars ($500,000) or less, it shall be decided by one arbitrator who shall be agreed to by the parties.

10.2(c)	All Disputes submitted to arbitration not covered by Articles 10.2(a) or (b) shall be decided by a panel of three (3) neutral arbitrators, selected by the parties.

10.2(d)	If the parties are not able to select an arbitrator or arbitrators within ten (10) business days after submission of the Dispute to arbitration, then either party may submit the selection to the AAA, which shall select the arbitrator pursuant to the procedures under the applicable AAA rules.

10.3	Place and Applicable Law. The arbitration shall be held in Atlanta, Georgia. The arbitrators shall apply the substantive law of the State of Illinois, except that the interpretation and enforcement of these arbitration provisions shall be governed by the Federal Arbitration Act.

10.4	Supplemental Means. Neither Party shall have the right independently to seek recourse from a court of law or other authorities in lieu of arbitration, but each Party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. There shall be a stenographic record of the arbitration proceedings. The decision of the arbitrators (if there be more than one) shall be by majority vote and shall be final and binding upon both Parties. The arbitrator(s) shall render a written opinion setting forth the findings of fact and conclusions of law.

10.5	Expenses. The expenses of the arbitration shall be borne by the Parties in proportion as to which each Party prevails or is defeated in arbitration including the reasonable costs and expenses of the counsel and other experts representing the two Parties in the proceeding.

Article 11. Miscellaneous

11.1	Assignment. Neither this Agreement, nor the rights and obligations created hereunder, may be assigned without prior written consent of the non-assigning party, which consent shall not be unreasonably withheld. The foregoing to the contrary, notwithstanding, Altana may assign its rights and obligations hereunder, in whole or in part, to its parent company and subsidiary and affiliated companies, provided, however that Altana shall be responsible for their compliance with the terms hereof.

11.2	Non-Solicitation. Each party agrees that, during the Term of this Agreement and for two years after the termination or expiration of the Agreement, the party will not directly or indirectly solicit, induce or try to induce any employee or contractor of the other party to leave that party’s employment or engagement.

11.3	Applicable Law. This Agreement shall be governed by and interpreted under the laws of the State of Illinois, without giving effect to the choice of laws principles.

11.4	Entire Agreement. This Agreement constitutes the entire understanding between the parties and supersede all previous understandings, agreements, communications and representations, whether written or oral, concerning the treatment of Proprietary Information and Technology Development to which this Agreement relates.

11.5	Modifications. No modifications of this Agreement or waiver of any of its terms will be effective unless made in writing signed by the party against whom it is sought to be enforced. Failure by either party to require the other party’s performance of any terms of this Agreement, or waiver by either party of any breach of this Agreement by the other party shall not prevent subsequent enforcement of such term or be deemed a waiver of any subsequent breach thereof.

11.6	No Agency. No agency or partnership relationship shall be created between the parties by this Agreement. Neither party has the right to supervise or direct the employees of the other.

11.7	Export Laws. Each party agrees to comply with all export laws and regulations of the United States applicable to any information disclosed hereunder.

11.8	Counterparts. For the convenience of Altana and NTC, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes, but all of which shall constitute one and the same instrument.

11.9	Interpretation. When used herein, the term “including” shall mean “including, without limitation.” Headings are solely for the convenience of the parties and do not limit or otherwise bear on the interpretation of this Agreement.

11.10	Notice. Notice shall be effective upon mailing (or placement with a recognized overnight delivery service), if correctly addressed with sufficient postage to the addressee at the address set forth above.

11.11	Partial Invalidity. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law. The unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision. In the event of such unenforceability, the parties shall agree upon a substitute provision having legal and commercial effects as similar as legally permitted to the unenforceable provision.

11.12	Press Releases. Each party hereto shall consult with the other not less than three (3) business days before issuing any press release pertaining to this Agreement and shall not make reference to the other party in any such press release unless either required to do so by law or with the written consent of the other party.

11.13	Survival. In the event of termination or expiration of this Agreement, such termination or expiration shall not affect any party’s accrued or ongoing rights or obligations under Articles 4.1, 4.2(b), 4.2(c), 5.1, 5.2, 6, 8, 10 and 11 of this Agreement.

11.14	Force Majeure. Neither party shall be liable to the other for any failure or delay in performing its obligations under this Agreement that results from war, terrorism, riots or other civil disorder, fire, flood, acts of God, embargoes or other causes beyond the control of the parties which render it commercially infeasible for either party to comply with the terms of this Agreement (a “Force Majeure Occurrence”).

The Parties have caused this Agreement to be executed by their duly authorized representatives on the date set forth above.

ALTANA Chemie AG		NANOPHASE TECHNOLOGIES CORP.

By:	/s/ DR. MATTHIAS L. WOLFGRUBER	By:	/s/ JOSEPH CROSS

	Dr. Matthias L. Wofgruber	Name:	Joseph Cross
	President and CEO	Title:	President & CEO

By:	/s/ MARTIN BABILAS

Martin Babilas Vice President Strategic Business Development

EXHIBIT A

TARGET PRICE PRINCIPLES

1.	Altana shall identify a desired Nanomaterial-based Product in the Field of Application and estimate (a) the volume potential following product introduction and ramp up, (b) the added value that the successful product is anticipated to provide, and (c) the anticipated time required to achieve the volume potential.

2.	NTC and Altana shall together discuss (a) the Nanomaterials that may best provide the desired technical features of the identified product, and (b) whether a surface treatment of the particles in the Nanomaterials is required.

3.	NTC shall provide Altana with the Target Price for the desired product at various volumes based on the estimates provided by Altana.

NTC shall set the Target Price of a particular Nanomaterial based on NTC’s determination of the following pricing elements per kilogram or liter of Nanomaterial, all to the extent they are attributable to the Nanomaterials supplied to Altana:

A.	The anticipated cost of raw materials, including an allowance for wastage.

B.	The anticipated cost of production, including labor, energy, water and other utilities, waste disposal and depreciation.

C.	A contribution to the overall overhead cost of NTC’s resources, including research, development and general administration.

D.	A markup on the pricing elements described in paragraphs A, B and C allowing NTC to realize an appropriate profit on the sale of the Nanomaterial.

E.	An additional markup to reflect the contribution of the Nanomaterial to the final sales price, which markup shall be up to five percent (5%) of the net sales price expected to be achieved by Altana.

NTC’s Target Price shall not include the cost of packaging and shipping Nanomaterial. References herein to costs, profit or markups shall not imply any right in a party to inspect the other’s books or any obligation of either party to disclose to the other the amount of any pricing element upon which the Target Price is based.

EXHIBIT B

SUPPLY AGREEMENT TERM SHEET

The Supply Agreement for a particular Nanomaterial shall consist of the following principal terms:

1.	Term (initially 3 years, consecutive 1-year renewal periods with 3-months notice)

2.	Product specifications and warranties and product liability

3.	Estimated quantities, with maximum quantities and rolling forecast procedures

4.	Sales price and payment terms

5.	Order procedures and delivery (including shipping and packaging) terms

6.	With respect to the particular Nanomaterial, Altana is bound to the exclusivity obligations of Articles 2.4 (c) and (d) as long as NTC delivers the agreed quantities of the Nanomaterial at the agreed sales price and fulfills its obligations under the Supply Agreement. If NTC is unwilling or unable to do so, Altana may (a) produce or have the Nanomaterial produced under a royalty bearing license from NTC or (b) produce or have produced one or more substitute nanomaterials.